Exhibit 5.1

Proskauer Rose LLP 1001 Pennsylvania Avenue, NW Suite 600 South Washington, DC 20004-2533

December 19, 2019

Gladstone Investment Corporation

1521 Westbranch Drive, Suite 100

McLean, VA 22102

Re: Gladstone Investment Corporation At-the-Market Offering

Dear Ladies and Gentlemen:

We have acted as special counsel for Gladstone Investment Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company with an aggregate offering price of up to $35,000,000 pursuant to (i) the registration statement on Form N-2 (File No. 333-232124) (as amended, the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 14, 2019 and the prospectus supplement, dated December 19, 2019 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission under the Securities Act on December 19, 2019 and (ii) certain sales agreements substantially in the form filed as exhibits to the Company’s Current Report on Form 8-K filed with Commission on or about the date hereof (collectively, the “Sales Agreements”).

This opinion is being furnished in accordance with the requirements of subparagraph (l) of Item 25.2 of Part C of Form N-2.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement,

(ii)	the Prospectus Supplement,

(iii)	the Amended and Restated Certificate of Incorporation of the Company,

(iv)	the Amended and Restated Bylaws of the Company,

(v)	the First Amendment to the Amended and Restated Bylaws of the Company,

(vi)	the specimen stock certificate evidencing the Common Stock,

(vii)	the Sales Agreements,

(viii)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the shares of Common Stock, and

(ix)

such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. As to facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

December 19, 2019

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware (including all reported judicial decisions interpreting these laws) (the “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinion herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (1) the Sales Agreements have been duly executed and delivered by the parties thereto and (2) the shares of Common Stock are (a) issued and delivered against receipt by the Company of payment therefor at a price per share of Common Stock not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus Supplement and in accordance with the terms of the applicable Sales Agreement and (b) if applicable, countersigned by the transfer agent, the shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Proskauer Rose LLP

Washington, DC